Exhibit 2
MANAGEMENT            PROXY
CIRCULAR

ANNUAL MEETING
to be held on
Wednesday, April 18, 2007
March 9, 2007

Atrium on Bay
595 Bay Street, Suite 402
Toronto, Ontario
M5G 2C2
www.denisonmines.com

MANAGEMENT PROXY CIRCULAR
(all information as at March 9, 2007 unless otherwise noted)
PERSONS MAKING THE SOLICITATION
This Management Proxy Circular (the “Circular”) is furnished in connection with the solicitation of proxies being made by the management of Denison Mines Corp. (“Denison” or the “Company”) for use at the Annual Meeting of the Company’s shareholders (the “Meeting”) to be held on Wednesday, April 18, 2007 at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be made primarily by mail, proxies may be solicited personally or by telephone by directors, officers and employees of the Company.
All costs of this solicitation will be borne by the Company.
APPOINTMENT OF PROXIES
The individuals named in the accompanying form of proxy (the “Proxy”) are directors or officers of the Company. A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON OR COMPANY (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR THE SHAREHOLDER AND ON THE SHAREHOLDER’S BEHALF AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY INSERTING SUCH PERSON’S OR COMPANY’S NAME IN THE BLANK SPACE PROVIDED IN THE PROXY AND STRIKING OUT THE TWO PRINTED NAMES, OR BY COMPLETING ANOTHER PROXY. No proxy, including the Proxy, will be valid for use at the Meeting, or any adjournment thereof, unless it is completed, dated and signed and delivered to Computershare Investor Services Inc. (“Computershare”), Toronto Office, Proxy Department, at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1, by 5:00 p.m. (Toronto Time) on April 13, 2007. For general inquiries, shareholders may contact Computershare as follows by telephone at 1-800-564-6253 or by e-mail at service@computershare.com.
If you are a beneficial shareholder and receive these materials through your broker or through another intermediary, please complete and return the form of proxy in accordance with the instructions provided by your broker or other intermediary.

ADVICE TO NON-REGISTERED HOLDERS OF COMMON SHARES
These shareholder materials are being sent to both registered and non-registered owners of common shares in the capital stock of Denison (the “Common Shares”). If you are a non-registered owner and Denison or its agent has sent these materials directly to you, then your name, address and information about your share holdings have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.
By choosing to send these materials to you directly, Denison (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.
The information set forth in this section is of significant importance to many shareholders of the Company, as a substantial number of shareholders do not hold Common Shares in their own name. Shareholders who do not hold Common Shares in their own name, referred to in this Circular as non-registered holders, should note that only proxies deposited by shareholders whose names appear on the records of the Company as the registered holders of Common Shares can be recognized and acted upon at the Meeting. However, in many cases, Common Shares beneficially owned by a non-registered holder are either:
(a)	in the name of an intermediary that the non-registered holder deals with in respect of the Common Shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

(b)	in the name of a depositary (such as The Canadian Depositary for Securities Limited or “CDS”) of which the intermediary is a participant.
In accordance with Canadian securities laws, Denison has distributed copies of the notice of meeting, this Circular, the form of proxy and the 2006 Annual Report, which includes the audited financial statements for 15 months ended December 31, 2006 and management’s discussion and analysis, (collectively, the “meeting materials”) to CDS and intermediaries for onward distribution to those non-registered holders to whom Denison has not sent the meeting materials directly.
In such cases, intermediaries are required to forward meeting materials to non-registered holders, unless a non-registered holder has waived the right to receive them. Very often, intermediaries will use a service company (such as ADP Investor Communications or “ADP Inc.”) to forward the meeting materials to non-registered holders.
Non-registered holders who have not waived the right to receive meeting materials will receive either a voting instruction form or, less frequently, a form of proxy. The purpose of these forms is to permit non-registered holders to direct the voting of the Common Shares that they beneficially own. Non-registered holders should follow the procedures set out below, depending on which type of form they receive.
A.	Voting Instruction Form. In most cases, a non-registered holder will receive, as part of the meeting materials, a voting instruction form. If the non-registered holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on the non-registered holder’s behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. If a non-registered holder wishes to attend and vote at the Meeting in person (or have another person attend and vote on the non-registered holder’s behalf), the non-registered holder must complete, sign and return the voting instruction form in accordance with the directions provided, and a form of proxy giving the right to attend and vote will be forwarded to the non-registered holder.

Or
B.	Form of Proxy. Less frequently, a non-registered holder will receive, as part of the meeting materials, a form of proxy that has already been signed by the intermediary (typically by facsimile, stamped signature) which is restricted as to the number of Common Shares beneficially owned by the non-registered holder, but which is otherwise uncompleted. If the non-registered holder does not wish to attend and vote at the Meeting in person (or to have another person attend and vote on the non-registered holder’s behalf), the non-registered holder must complete the form of proxy and deposit it with Computershare as described above. If a non-registered holder wishes to attend and vote at the Meeting in person (or have another person attend and vote on the non-registered holder’s behalf), the non-registered holder must strike out the names of the persons named in the proxy and insert the non-registered holder’s (or such other person’s) name in the blank space provided.
Non-registered holders should follow the instruction on the forms that they receive and contact their intermediaries promptly if they need assistance.
REVOCATION OF PROXIES
A registered shareholder who has given a Proxy may revoke it by an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing or, if the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered either to the registered office of the Company, at Atrium on Bay, Suite 402, 595 Bay St., Toronto, Ontario, Canada, M5G 2C2, at any time up to and including the last business day preceding the day of the Meeting or any adjournment of it or to the chair of the Meeting on the day of the Meeting or any adjournment of it. Only registered shareholders have the right to revoke a Proxy. Non-registered holders who wish to change their vote must, at least seven days before the Meeting, arrange for their respective intermediaries to revoke the Proxy on their behalf.
A revocation of a Proxy does not affect any matter on which a vote has been taken prior to the revocation.
EXERCISE OF DISCRETION
If the instructions in a Proxy are certain, the Common Shares represented thereby will be voted on any poll by the persons named in the Proxy and, where a choice with respect to any matter to be acted upon has been specified in the Proxy, the Common Shares represented thereby will, on a poll, be voted or withheld from voting in accordance with the specifications so made.
Where no choice has been specified by the shareholder, such Common Shares will, on a poll, be voted in accordance with the notes to the Proxy. In particular, and without limiting the foregoing, a management nominee will vote any Proxy held by him or her in favour of any resolution in respect of which no choice has been specified in the Proxy.
The enclosed Proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the persons appointed proxy holders thereunder to vote with respect to any amendments or variations of matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of the printing of this Circular, the management of the Company knows of no such amendment, variation or other matter that may be presented to the Meeting.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
Except as disclosed herein, no Person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting other than the election of directors or the appointment of auditors. For the purpose of this paragraph, “Person” shall include each person: (a) who has been a director or executive officer of the Company at any time since the commencement of the Company’s last financial year; (b) who is a proposed nominee for election as a director of the Company; or (c) who is an associate or affiliate of a person included in subparagraph (a) or (b).
VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES
The Common Shares are the only shares issued by the Company. As at the date hereof, the Company has issued and outstanding 188,005,528 fully paid and non-assessable Common Shares without par value, each share carrying the right to one vote.
The record date for the determination of the shareholders entitled to receive notice of the Meeting is at the close of business on March 9, 2007. In accordance with the provisions of the Business Corporations Act (Ontario) (the “OBCA”), the Company will prepare a list of holders of Common Shares on such record date. Each holder of Common Shares named in the list will be entitled to vote the Common Shares shown opposite his or her name on the list at the Meeting except to the extent that (a) the holder has transferred any of his or her Common Shares after the record date, and (b) the transferee of such Common Shares produces properly endorsed share certificates or otherwise establishes that he or she owns such Common Shares and demands, not later than ten days before the Meeting, that his or her name be included in the list before the Meeting, in which case the transferee is entitled to vote such Common Shares at the Meeting.
To the knowledge of the directors and executive officers of the Company, no person, or corporation, beneficially owns, directly or indirectly, or exercises control or direction over, securities carrying more than ten percent of the voting rights attached to voting securities of the Company as of the record date.
ELECTION OF DIRECTORS
The articles of the Company provide that the board of directors (the “Board”) consists of a minimum of three and a maximum of ten directors.
In accordance with a resolution passed by the directors of the Company on March 7, 2007, the number of directors to be elected at the Meeting is ten. The persons named in the form of proxy intend to vote for the election of the following directors:

John H. Craig	Paul F. Little
W. Robert Dengler	Lukas H. Lundin
Brian D. Edgar	William A. Rand
E. Peter Farmer	Roy J. Romanow P.C., O.C., Q.C.
Ron F. Hochstein	Catherine J. G. Stefan
The term of office of each of the present directors expires at the Meeting. Management does not contemplate that any of these nominees will be unable to serve as a director. Each director elected will hold office until the next annual meeting of the Company or until his or her successor is elected or appointed, unless his or her office is earlier vacated in accordance with the by-laws of the Company or with the provisions of the OBCA.

The following table sets out the names of the nominees for election as directors, the province and country in which each is ordinarily resident, all offices of the Company now held by each of them, their principal occupations, the period of time for which each has been a director of the Company and the number of Common Shares of the Company or any of its subsidiaries beneficially owned by each, directly or indirectly, or over which control or direction is exercised, as at the date hereof.

Name and Place of		Ownership or Control	Served as a
Residence	Principal Occupation	Over Voting Shares Held	Director Since
John H. Craig(1, 4)	Lawyer, Partner, Cassels,	40,000	1997
Ontario, Canada	Brock & Blackwell LLP

W. Robert Dengler(2, 3, 4)	Corporate Director	34,220	2006
Ontario, Canada

Brian D. Edgar(1)	Director, Rand Edgar	Nil	2005
British Columbia, Canada	Investment Corp.

E. Peter Farmer(2)	Chief Executive Officer of	958,673	2006
Ontario, Canada	the Company

Ron F. Hochstein(4)	President and Chief
British Columbia, Canada	Operating Officer of the	932,800	2000
	Company

Paul F. Little(2, 3, 5, 6)	Corporate Director	449,346	2006
Ontario, Canada

Lukas H. Lundin(3)	Chairman of the Board;	391,000	1997
British Columbia, Canada	Mining Executive

William A. Rand(5)	Director, Rand Edgar	110,000	1997
British Columbia, Canada	Investment Corp.

Roy J. Romanow P.C., O.C.,	Senior Fellow, Department	15,000	2006
Q.C.(1, 2)	of Political Studies,
Saskatchewan, Canada	University of Saskatchewan

Catherine J. G. Stefan(2,5, 7)	Partner, Tivona Capital	42,280	2006
Ontario, Canada	Corporation

Notes:

(1)	Member, Corporate Governance and Nominating Committee

(2)	On December 1, 2006, the Company, formerly named International Uranium Corporation (“IUC”), combined with Denison Mines Inc. (“DMI”) by way of plan of arrangement pursuant to the OBCA (the “Denison Arrangement”). DMI subsequently became a subsidiary of the Company. This director was a member of the board of directors of DMI until the completion of the Denison Arrangement.

(3)	Member, Compensation Committee

(4)	Member, Environment, Health and Safety Committee

(5)	Member, Audit Committee

(6)	Lead Director for the independent directors

(7)	Chair, Audit Committee

The information as to Common Shares beneficially owned or over which the directors exercise control or direction, not being within the knowledge of the Company, has been furnished by each of the proposed nominees.
The following is a brief description of the proposed directors of Denison.
John H. Craig
Mr. Craig has served as a director on the Board of the Company since May 9, 1997. Mr. Craig is a lawyer practicing in securities law with a focus on equity financings both for underwriters and issuers with an emphasis on resource companies, Toronto Stock Exchange (“TSX” or the “Exchange”) listings, dealings with the TSX and Ontario Securities Commission for listed public companies, takeovers and issuer bids and going private transactions. His mergers and acquisitions experience involves mergers of public companies, both listed and unlisted and acquisitions of listed companies by unlisted and private concerns. Mr. Craig is also involved with international resources in negotiation and drafting of mining, oil and gas concession agreements, joint venture agreements, operating agreements and farm-in agreements in a variety of countries. Mr. Craig received his B.A. and LL.B. from the University of Western Ontario and was admitted to the Bar in 1973. Mr. Craig is a director of a number of public companies including Atacama Minerals Corp., Canadian Gold Hunter Corp., Lundin Mining Corporation and Tenke Mining Corp.
W. Robert Dengler
Mr. Dengler served as a director of DMI and was appointed to the Board of the Company on December 1, 2006. Mr. Dengler is currently engaged as Corporate Director for a number of companies. Last year, Mr. Dengler retired from his position as Non-Executive Vice-Chairman of Dynatec Corporation. Until January 2005, Mr. Dengler served as President and Chief Executive Officer of Dynatec Corporation, a position which he held for 25 years. Before founding Dynatec, Mr. Dengler was a partner and Vice-President & General Manager of J.S. Redpath Limited. Mr. Dengler has more than 40 years of management experience. Mr. Dengler obtained his B.Sc. from Queen’s University in 1964.
Brian D. Edgar
Mr. Edgar has served as a director on Board of the Company since March 22, 2005. Mr. Edgar is a lawyer who practiced corporate and securities law for 16 years. In 1992 Mr. Edgar, along with Mr. Rand, established Rand Edgar Capital Corp. (succeeded by Rand Edgar Investment Corp.). Rand Edgar Investment Corp. is in the business of providing early stage venture capital to high growth companies and advisory services. Mr. Edgar is a director of a number of public companies, including Lundin Mining Corporation, Red Back Mining Inc. and Pearl Exploration and Production Ltd.
E. Peter Farmer
Mr. Farmer was appointed Chief Executive Officer of the Company and was appointed to the Board of the Company on December 1, 2006. Prior to then, Mr. Farmer was President and Chief Executive Officer of DMI and served as a director of DMI since its incorporation in September 2003. Mr. Farmer joined Denison Mines Limited (“DML”), a predecessor of DMI, in June 1985 as General Counsel and Secretary and later served as Vice President, General Counsel and Secretary before his appointment as President and Chief Executive Officer in March 1997. Mr. Farmer served as a director of DML starting in 1997 and continued as such at Denison Energy Inc. (“DEI”), the successor to DML, until 2004. Prior to joining DML, Mr. Farmer practiced law with the firm of Beechie and Kerr and served as counsel for Avco Financial Services and Union Enterprises Ltd. Mr. Farmer completed his B.A. at Queen’s University in 1971 and received his LL.B. from the University of Windsor in 1974.

Ron F. Hochstein
Mr. Hochstein P.Eng., was appointed President and Chief Operating Officer of the Company on December 1, 2006. Prior to then, he served as President and Chief Executive Officer of the Company. Mr. Hochstein has served as a director to the Company since April 2000. Mr. Hochstein joined the Company in October 1999 as Vice-President, Corporate Development and later served as Vice-President and Chief Operating Officer, prior to his appointment as President and Chief Executive Officer in April 2000. Prior to joining the Company, Mr. Hochstein was a Project Manager with Simons Mining Group and was with Noranda Minerals as a metallurgical engineer. Mr. Hochstein is a Professional Engineer and holds an MBA from the University of British Columbia and a B.Sc. from the University of Alberta. In addition to serving as President of Denison, Mr. Hochstein is President of Fortress Minerals Corp., a corporation in which the Company has a 36% equity interest.
Paul F. Little
Mr. Little was appointed to the Board of the Company on December 1, 2006 and was appointed Lead Director for the independent directors of the Board on February 9, 2007. Prior to the Denison Arrangement, Mr. Little served as a director of DMI and was Chairman of its board. Mr. Little served as a director of DML and then DEI, since May 1997. Mr. Little is President of Westover Investments Inc., an investment company. From 1986 to 1999, he was a principal of the Toronto-based merchant bank, Gornitzki, Thompson & Little and President of GTL Securities Inc., a related securities dealer. Mr. Little has served on a number of other Canadian and U.S. public company boards, including his current directorships on Pure Energy Services Ltd., World Point Terminals Inc., EGI Financial Holdgins Inc. and Nautilus Inc. Mr. Little is a Chartered Accountant and holds an MBA from the University of British Columbia and a B.A. (Economics) from the University of Toronto.
Lukas H. Lundin
Mr. Lundin has served as a director on the Board of the Company since May 9, 1997 and has served as Chairman of the Board since March 23, 1998. Mr. Lundin was educated at the Ecole Internationale de Genève in Switzerland. In 1981, Mr. Lundin graduated from the New Mexico Institute of Mining and Technology (engineering). At age 25, Mr. Lundin headed International Petroleum Corporation’s international operations for over 12 years. From 1990 to June 1995, Mr. Lundin was President of International Musto Exploration Limited and was responsible for Musto’s acquisition of the Bajo de la Alumbrera deposit. Mr. Lundin was also responsible for Argentina Gold and the discovery of the multi-million ounce Veladero gold deposit. In addition, Mr. Lundin is chairman and director of the following companies: Lundin Mining Corporation, Canadian Gold Hunter Corp., Pearl Exploration and Production Ltd., Red Back Mining Inc., Tanganyika Oil Company Ltd., Tenke Mining Corp. and Vostok Nafta Investment Ltd. Mr. Lundin is also a director of Lundin Petroleum AB and Atacama Minerals Corp.
William A. Rand
Mr. William Rand has served as a director of the Company since May 9, 1997. Mr. Rand received a Bachelor of Commerce degree (Honors Economics) from McGill University, a law degree from Dalhousie University and a Master of Laws degree in international law from the London School of Economics. Mr. Rand practiced securities law for nearly 25 years before retiring in 1992 to establish Rand Edgar Capital Corp. (succeeded by Rand Edgar Investment Corp.), along with Mr. Edgar. Rand Edgar Investment Corp. is in the business of providing early stage venture capital to high growth companies and advisory services. Mr. Rand was a director of International Musto Explorations Ltd. and is currently a director of a number of publicly-traded resource-based companies including Canadian Gold Hunter Corp., Lundin Petroleum AB, Tenke Mining Corp. and Lundin Mining Corporation.

Roy J. Romanow P.C., O.C., Q.C.
Mr. Romanow was appointed to the Board of the Company on December 1, 2006, and prior to that he served as a director of DMI. Mr. Romanow was appointed in November 2003 as and is now a Member of the Security Intelligence Review Committee (SIRC), an agency that provides Parliament and the Canadian public with an external review of the Canadian Security Intelligence Service. Mr. Romanow is a Member of Privy Council. Currently, Mr. Romanow is a Senior Fellow in the Department of Political Studies at University of Saskatchewan. Mr. Romanow served as Premier of Saskatchewan from 1991 to early 2001. From 2001 to 2003, Mr. Romanow served as the sole Member on the Commission on the Future of Health Care. Mr. Romanow was born, raised and educated in Saskatoon, Saskatchewan. He graduated from the University of Saskatchewan, where he earned both his Arts and Law degrees.
Catherine J.G. Stefan
Ms. Stefan was appointed to the Board of the Company on December 1, 2006 and is currently Chair of the Audit Committee. Prior to that, Ms. Stefan served as a director for DMI. Ms. Stefan is a Chartered Accountant with 30 years of business experience, primarily in senior management of public companies in the real estate sector. She is currently a Partner of Tivona Capital Corporation and was previously Chief Operating Officer of O&Y Properties Inc. from 1996 to 1998. Ms. Stefan obtained her B.Comm. from the University of Toronto in 1973.
Cease Trade Orders, Bankruptcies, Penalties or Sanctions
Other than as referred to below, to the best of management’s knowledge, no proposed director is, or has been within the last ten years, a director or executive officer of any company that, while that person was acting in that capacity:
(a)	was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

(b)	was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(c)	within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a received, received manager or trustee appointed to hold its assets.
Messrs. Rand and Edgar are currently and were directors of Lexacal Investment Corp. (TSX-V) when, on September 5, 2006, a cease trade order was issued against that company by the British Columbia Securities Commission for failure to file its financial statements within the prescribed time. The default was rectified and the order was rescinded on November 9, 2006.
To the best of management’s knowledge, no proposed director has, within the ten years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

EXECUTIVE COMPENSATION
All dollar amounts referred to in this Circular are in U.S. dollars unless otherwise designated.
Set out below are particulars of compensation paid to the following persons (the “Named Executive Officers”):
(a)	the Company’s Chief Executive Officer (“CEO”);

(b)	the Company’s Chief Financial Officer (“CFO”);

(c)	each of the Company’s three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at the end of the most recently completed financial year and whose total salary and bonus exceeds C$150,000; and

(d)	any additional individuals for whom disclosure would have been provided under (c) but for the fact that the individual was not serving as an executive officer of the Company at the end of the most recently completed financial year.
As at December 31, 2006, the end of the most recently completed financial year of the Company, the Company had seven Named Executive Officers, whose names and positions held within the Company are set out in the summary of compensation table below:
SUMMARY OF COMPENSATION TABLE
The following table is a summary of compensation paid to the Named Executive Officers by the Company or its subsidiaries for each of the Company’s last three financial years, as applicable.

						Long-Term Compensation
		Annual Compensation				Awards		Payouts
						Securities	Shares or		All
					Other	Under	Units subject		Other
Name and Principal	Financial				Annual	Options	to Resale	LTIP	Compen-
Position of Named	Year	Salary		Bonus	Compensation(5)	/SARs	Restrictions	Payouts	sation
Executive Officer	Ending(4)	($)		($)	($)	Granted(6)	($)	($)	($)
E. Peter Farmer(1,3)	2006	$344,650		$176,367	$75,292	400,000	Nil	Nil	Nil
Chief Executive Officer	2005	$303,557		$94,031	$50,846	Nil	Nil	Nil	Nil
	2004	$226,415		$230,189	$32,473	Nil	Nil	Nil	Nil

James R. Anderson(1,3)	2006	$217,152		$110,229	$26,130	250,000	Nil	Nil	Nil
Executive Vice President	2005	$188,062		$61,325	$20,394	Nil	Nil	Nil	Nil
and Chief Executive Officer	2004	$110,690	(7)	$52,830	$12,432	Nil	Nil	Nil	Nil

Ron F. Hochstein(2,3)	2006	$245,811		$214,598	$4,664	400,000	Nil	Nil	Nil
President and Chief	2005	$163,546		Nil	$4,877 (8)	Nil	Nil	Nil	Nil
Operating Officer	2004	$163,043		Nil	$59,980 (8)	400,000	Nil	Nil	Nil

Mark A. Katsumata(2,3)	2006	$130,805		$58,907	$2,923	50,000	Nil	Nil	Nil
Vice President, Finance	2005	$23,871	(9)	Nil	Nil	100,000	Nil	Nil	Nil

						Long-Term Compensation
		Annual Compensation				Awards		Payouts
						Securities	Shares or		All
					Other	Under	Units subject		Other
Name and Principal	Financial				Annual	Options	to Resale	LTIP	Compen-
Position of Named	Year	Salary		Bonus	Compensation(5)	/SARs	Restrictions	Payouts	sation
Executive Officer	Ending(4)	($)		($)	($)	Granted(6)	($)	($)	($)
David C. Frydenlund	2006	$215,138		$63,200	$2,639	250,000	Nil	Nil	Nil
Vice President, U.S. Legal	2005	$158,400		Nil	Nil	Nil	Nil	Nil	Nil
and Regulatory Affairs	2004	$158,400		Nil	Nil	250,000	Nil	Nil	Nil

Harold R. Roberts	2006	$199,192		$56,500	$8,764	250,000	Nil	Nil	Nil
Executive Vice President,	2005	$109,615		Nil	$4,886	80,000	Nil	Nil	$3,289	(10)
U.S. Operations	2004	$11,667	(10)	Nil	Nil	Nil	Nil	Nil	$35,250	(10)

William M. Shaver(1,3) Executive Vice President, Mine Development and Canadian Operations	2006	$64,903		Nil	$4,311	Nil	Nil	Nil	Nil

Notes:

(1)	Messrs. Farmer, Anderson and Shaver joined the Company on December 1, 2006 upon the completion of the Denison Arrangement. Prior to that, they were employed by DMI. Amounts stated include compensation paid to Messrs. Farmer, Anderson and Shaver by DMI from January 1, 2006 to November 30, 2006 and then by the Company until December 31, 2006.

(2)	Messrs. Hochstein and Katsumata served as the Company’s Chief Executive Officer and Chief Financial Officer, respectively, until the completion of the Denison Arrangement.

(3)	Compensation was paid in C$ and translated into US$ using an average annual exchange rate of: (i) 1.134 for 2006; (ii) 1.223 for 2005; and (iii) 1.325 for 2004.

(4)	In August 2006, the Company changed its fiscal year end from September 30 to December 31. The Company elected to use a 15-month period ending December 31, 2006 for its audited consolidated financial statements as permitted under Canadian securities regulations. Except for disclosure above relating to Messrs. Farmer, Anderson and Shaver which is done based on DMI’s 12-month periods ending December 31, references to “2006”, “2005” and “2004” are to the 15-month period ended December 31, 2006 and years ended September 30, 2005 and 2004, respectively.

(5)	These amounts consist of retirement savings benefits, perquisites and other personal benefits. The retirement savings benefits component exceeds 25% of the Other Annual Compensation, amounting to: (i) in 2006: $34,465 for Mr. Farmer; $13,220 for Mr. Anderson; $3,894 for Mr. Shaver and $6,125 for Mr. Roberts; (ii) in 2005: $30,356 for Mr. Farmer; $11,284 for Mr. Anderson, and $3,375 for Mr. Roberts; and in 2004: $22,641 for Mr. Farmer; and $6,503 for Mr. Anderson.

(6)	Includes only options granted during the year pursuant to the Company’s stock option plan as further described in this Circular. Options to acquire shares of DMI were granted to Messrs. Anderson, Farmer and Shaver during 2006 and 2004, as applicable, which as a result of the Denison Arrangement entitle them to acquire Common Shares. The details of these grants are restated to give effect to the Denison Arrangement as: (i) in 2006, for Mr. Farmer; 576,000 options at C$5.024; for Mr. Anderson, 144,000 at C$5.024; and for Mr. Shaver, 576,000 options at C$5.56; and (ii) in 2004, for Mr. Farmer, 1,152,000 options at C$1.875; and for Mr. Anderson, 288,000 at C$1.997. The Company does not grant any share appreciation rights (“SARs”) pursuant to such plan.

(7)	Mr. Anderson joined DMI on May 3, 2004.

(8)	In 2005, Mr. Hochstein received assistance for tax issues regarding his relocation to Canada. In 2004, other annual compensation represents payments made on behalf of Mr. Hochstein in respect of his relocation from the Company’s Denver offices to the Company’s Vancouver offices, including $11,977, being amounts reimbursed for the payment of taxes incurred by Mr. Hochstein in connection with relocation expenses, and the remainder being relocation expenses paid by the Company on behalf of Mr. Hochstein.

(9)	Mr. Katsumata joined the Company as Chief Financial Officer on July 1, 2005.

(10)	Mr. Roberts was Vice President, Corporate Development of International Uranium (USA) Corporation (“IUSA”), one of the Company’s subsidiaries located in the United States, from May 14, 2001 until October 31, 2003. As a result of a downsizing in 2003, Mr. Roberts resigned from his position effective October 31, 2003 and was retained on a consulting basis from November 1, 2003 until December 31, 2004. Mr. Roberts received a severance payment of $35,000. Mr. Roberts recommenced employment with the Company on January 1, 2005 as Vice President, Corporate Development of IUSA. In addition, $250 of the amount shown constituted a 401K matching contribution made to Mr. Roberts’ retirement account per the Company’s 401K Benefit Plan available to all eligible United States’ employees.

Long-Term Incentive Plans – Awards in Most Recently Completed Financial Year
The Company has no Long-Term Incentive Plan in place and therefore there were no awards made under any long-term incentive plan to the Named Executive Officers during the Company’s most recently completed financial year. A “Long-Term Incentive Plan” is a plan providing compensation intended to motivate performance over a period of greater than one financial year, other than a plan for options, SARs or compensation through shares or units that are subject to restrictions on resale.
Option/SAR Grants During the Most Recently Completed Financial Year
The Company’s Plan
The Company’s stock option plan (the “Stock Option Plan”) governing the issuance of stock options was established on February 14, 1997 (and amended as approved by shareholders on March 23, 1998, March 22, 2005 and November 20, 2006). The Stock Option Plan complies with the rules set forth for such plans by the TSX.
The major features of the Plan can be summarized as follows:
•	The Board, or a committee appointed for such purposes, may from time to time grant to directors, officers, eligible employees of, or consultants to, the Company or its subsidiaries, or to employees of management companies providing services to the Company (collectively, the “Eligible Personnel”) options to acquire Common Shares in such numbers, for such terms and at such exercise prices as may be determined by the Board or such committee. The purpose of the Stock Option Plan is to advance the interests of the Company by providing Eligible Personnel with a financial incentive for the continued improvement of the Company’s performance and encouragement to stay with the Company.

•	The maximum number of Common Shares that may be reserved for issuance for all purposes under the Stock Option Plan shall not exceed ten percent of the issued and outstanding shares of the Company at the time of grant subject to a maximum of 20,000,000 shares or such additional amount as the Company’s shareholders may approve from time to time. This maximum number includes both Common Shares previously issued upon the exercise of options over the entire term of the Stock Option Plan since February 14, 1997 and Common Shares issuable under outstanding options under the Stock Option Plan, as amended. Any Common Shares subject to a share option which for any reason is cancelled or terminated without having been exercised will again be available for grant under the Stock Option Plan. The maximum number of Common Shares that may be reserved for issuance to insiders of the Company under the Stock Option Plan and under any other share compensation arrangement is limited to ten percent of the Common Shares outstanding at the time of grant (on a non-diluted basis).

•	The Board has the authority under the Stock Option Plan to establish the option price at the time each share option is granted. The option price may not be lower than the market price, i.e. the closing price, of the Common Shares as traded on the Exchange on the last trading day preceding the date on which the option is approved by the Board.
Options granted under the Stock Option Plan must be exercised no later than ten years after the date of grant, and options are not transferable other than by will or the laws of dissent and distribution. If an optionee ceases to be an Eligible Person for any reason whatsoever other than death, each option held by such optionee will cease to be exercisable 30 days following the termination date (being the date on which such optionee ceases to be an Eligible Person). If an optionee dies, the legal representative of the optionee may exercise the optionee’s options within one year after the date of the optionee’s death but only up to and including the original option expiry date.
The Company provides no financial assistance to facilitate the purchase of Common Shares to directors, officers or employees who hold options granted under the Stock Option Plan. See “Securities Authorized for Issuance under Equity Compensation Stock Option Plan” for further details.
The DMI Plan
As a result of the Denison Arrangement, the Company agreed to assume all of DMI’s obligations under the stock option plan of DMI (the “DMI Plan”). As a result, DMI optionholders are now entitled to receive 2.88 Common Shares for each DMI option exercised according to its terms at the time of grant. The Denison Arrangement also resulted in the automatic vesting of all DMI options outstanding on December 1, 2006. On December 1, 2006, an aggregate of 1,411,115 options were outstanding under DMI Plan, which were restated to give effect to the Denison Arrangement as 4,064,011 options. No further grants can be made under the DMI Plan.
The following table sets out incentive stock options granted to the Named Executive Officers during the fifteen months ended December 31, 2006. No SARs were granted during this period.
OPTION/SAR GRANTS DURING THE MOST RECENTLY COMPLETED
FINANCIAL YEAR

				Market Value
				Of Securities
	Securities	% of Total	Exercise	Underlying
	Under Options/	Options/SARs	Or	Options/SARs
	SARs	Granted to	Base Price	On the Date of Grant
	Granted(1)	Employees in	(C$/	(C$/	Expiration
Name	(#)	Financial Year	Security)(2)	Security)	Date
E. Peter Farmer	400,000 (3)	16.82%	C$10.78	C$10.78	December 7, 2009
James R. Anderson	250,000 (3)	10.51%	C$10.78	C$10.78	December 7, 2009
Ron F. Hochstein	400,000	16.82%	C$10.78	C$10.78	December 7, 2009
Mark A. Katsumata	50,000	2.10%	C$10.78	C$10.78	December 7, 2009
David C. Frydenlund	250,000	10.51%	C$10.78	C$10.78	December 7, 2009
Harold R. Roberts	250,000	10.51%	C$10.78	C$10.78	December 7, 2009
William M. Shaver	Nil(4)	Nil	N/A	N/A	N/A

(1)	The options are fully exercisable on the date of grant.

(2)	The exercise price of stock options is determined by the Board but shall in no event be less than the market price of the Common Shares of the Company as traded on the TSX on the day prior to the date of grant. The Company’s practice is to price all incentive options at market or above, without discount.

(3)	Both Mr. Farmer and Mr. Anderson also received a grant of options on May 18, 2006 while employed by DMI under the DMI Plan, which as a result of the Denison Arrangement, are now vested and entitle them to acquire Common Shares. The restated terms of these options are: (i) for Mr. Farmer, 576,000 options at C$5.024, expiring May 17, 2016; and (ii) for Mr. Anderson, 144,000 at C$5.024, expiring May 17, 2016.

(4)	Mr. Shaver commenced employment with DMI on September 25, 2006 and at that time received a grant of options under the DMI Plan, which, as a result of the Denison Arrangement, are now vested and entitle him to acquire Common Shares. The restated terms of these options are 576,000 options at C$5.56, expiring on September 24, 2016.

AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY
COMPLETED FINANCIAL YEAR AND FINANCIAL YEAR END OPTION/SAR VALUES
The following table sets out incentive stock options exercised by the Named Executive Officers during 15 months ended December 31, 2006, as well as end of period value of stock options held by the Named Executive Officers. During this period, no outstanding SARs were held by the Named Executive Officers.

Value of Unexercised In-the-
			Unexercised Stock Options	Money Options At Year End
			at Year End (#)	(C$)
	Securities Acquired	Aggregate Value	Exercisable/	Exercisable/
	on Exercise (#)	Realized (C$)(1)	Unexerciseable	Unexerciseable
Name	(b)	(c)	(d)	(e)(1)(2)
E. Peter Farmer	Nil	N.A.	1,364,800(3)/Nil	C$8,169,640/Nil
James R. Anderson	Nil	N.A.	682,000(3) /Nil	C$4,054,100/Nil
Ron F. Hochstein	400,000	$3,228,000	400,000/Nil	C$408,000/Nil
Mark A. Katsumata	Nil	N.A.	150,000/Nil	C$703,000/Nil
David C. Frydenlund	250,000	$2,017,500	250,000/Nil	C$255,000/Nil
Harold R. Roberts	Nil	N.A.	330,000/Nil	C$857,400/Nil
William M. Shaver	Nil	N.A.	576,000(3) /Nil	C$3,596,800/Nil

Note:

(1)	The dollar values in columns (c) and (e) are calculated by determining the difference between the market value of the shares either at the time of exercise (column (c)) or at the financial year-end (column (e)) and the exercise price of the options.

(2)	The closing price on December 29, 2006 on the TSX of the Common Shares was C$11.80.

(3)	Includes outstanding options granted under the DMI Plan prior to the Denison Arrangement.
Denison does not have any defined benefit or actuarial plans. In addition, there are no compensatory plans or arrangements in place, including payments to be received from the Company or its subsidiaries, with respect to any of the above-named executive officers herein, which would result from the resignation, retirement or any other termination of employment of such person’s employment with the Company and its subsidiaries or from a change of control of the Company or any subsidiary of the Company or a change in the named executive officer’s responsibilities following a change in control, apart from those separately disclosed below. There were no options or freestanding SARs held by the Named Executive Officers that were repriced downward during the most recently completed financial year of the Company.
Termination of Employment, Change in Responsibilities and Employment Contracts
All seven of the Named Executive Officers have written employment agreements with Denison.
The employment agreements of Messrs. Farmer, Anderson and Hochstein contain confidentiality, non-competition and non-solicitation provisions. Base salaries for all three individuals are subject to annual review. Mr. Farmer and Mr. Hochstein are entitled to an annual cash bonus in a quantum to be determined by the Board, and their bonuses are payable based upon the satisfactory achievement of incentive parameters agreed upon by the Board established at the beginning of each year. Mr. Anderson is eligible for an annual cash bonus in an amount up to 50% of his base salary, 25% of which bonus is based on incentive parameters agreed upon by the Board and 75% of which is payable at the discretion of the Board.
The employment agreements of Messrs. Farmer, Anderson and Hochstein contain a provision relating to payment in the event of constructive dismissal, termination of employment or change of control (as defined in each agreement). In the event that Mr. Farmer’s employment is terminated for a reason other than just cause, he will be entitled to a payment equal to his salary for 30 months (“CEO Notice Payment”) and a bonus payment in an amount equal to the bonus payment earned by him in the immediately preceding year. In addition, Mr. Farmer will be entitled to a payment equivalent to 19% of the CEO Notice Payment in lieu of benefits. Finally, if Mr. Farmer’s employment is terminated for a reason other than just cause, any of Mr. Farmer’s unvested stock options, of which there are none as of the date hereof, will automatically vest and be exercisable for a 90-day period.
In the event that Mr. Hochstein’s employment is terminated for a reason other than just cause, he will be entitled to a payment equal to his salary for 30 months (“P&COO Notice Payment”) and a bonus payment in an amount equal to the bonus payment earned by him in the immediately preceding year. In addition, Mr. Hochstein will be entitled to a payment equivalent to 19% of the P& COO Notice Payment in lieu of benefits. Finally, if Mr. Hochstein’s employment is terminated for a reason other than just cause, any of Mr. Hochstein’s unvested stock options, of which there are none as of the date hereof, will automatically vest and be exercisable for a 90-day period.
In the event that Mr. Anderson’s employment is terminated for a reason other than just cause, he will be entitled to a payment equal to his salary and benefits for 24 months and a bonus payment in an amount equal to the bonus payment earned by him in the immediately preceding year. If Mr. Anderson’s employment is terminated for a reason other than just cause, any of Mr. Anderson’s unvested stock options, of which there are none as of the date hereof, will automatically vest and be exercisable for a 90-day period.
Messrs. Katsumata, Frydenlund and Roberts also have employment agreements with the Company or one of its subsidiaries, all of which automatically renew for successive one-year terms unless otherwise terminated. Each of their agreements contains provisions relating to confidentiality, non-competition and non-solicitation. The base salaries and discretionary bonuses for each individual are determined by the Chief Executive Officer and subject to annual review. None of these individuals is entitled to a severance payment in excess of three months’ salary. Under Mr. Frydenlund’s contract, he is entitled to severance in the event of a change of control of the Company.
Mr. Shaver’s employment agreement provides that he is entitled to a base salary and discretionary bonus, as determined by the Chief Executive Officer and subject to annual review. Mr. Shaver is entitled to 12 months’ notice upon termination for any reason.
All options held by directors and employees of the Company vest immediately following a change of control (as defined in the Stock Option Plan) of the issued and outstanding securities of the Company.
COMPENSATION COMMITTEE
The Compensation Committee is responsible for determining the annual base salaries and bonuses paid to directors and senior management of the Company and the benefits offered by the Company . As at December 31, 2006, the Committee was comprised of three members, a majority of whom are “independent” within the meaning of section 1.4 of Multilateral Instrument 52-110 (“MI 52-110”): namely, Messrs. W. Robert Dengler, Lukas H. Lundin and Paul F. Little. A discussion of each such directors’ independence follows in this Circular under the heading “Statement of Corporate Governance — Board of Directors”.

During the most recently-completed financial year, none of the Committee’s members had any interest in material transactions involving the Company, nor was any member of the Committee indebted to the Company. The duties and responsibilities of the Compensation Committee are set out in this Circular under the heading “Statement of Corporate Governance – Board Committees”. The Committee meets at least annually to receive information on and determine matters regarding executive compensation, in accordance with policies approved by the Board.
Report of the Compensation Committee
The Company’s compensation philosophy for executives continues to follow three underlying principles: namely, (i) to provide a compensation package that encourages and motivates performance; (ii) to be competitive with other companies of similar size and scope of operations so as to attract and retain talented executives; and (iii) to align the interests of its executive officers with the long-term interests of the Company and its shareholders through stock-related programs.
When determining compensation policies and individual compensation levels for executive officers, the Committee takes into consideration a variety of factors. These factors include overall financial and operating performance of the Company, the Committee and the Board’s overall assessment of each executive’s individual performance and contribution towards meeting corporate objectives, levels of responsibility, length of service and industry comparables.
Executive compensation is comprised primarily of a base salary and participation in the Company’s Stock Option Plan and employment benefit plans, and may also consist of bonuses and other perquisites which are awarded on an occasional basis.
The salary for each executive officer’s position is primarily determined having regard for the incumbent’s responsibilities, individual performance factors, overall corporate performance, and the assessment of such individuals as presented by management to the Board and the Compensation Committee. The salary is intended to provide the executive officer with a compensation level competitive with base salaries within the industry. Executive officers benefit from improved performance of the Company almost entirely through their participation in the Company’s Stock Option Plan and from time to time by the receipt of bonuses.
Compensation of the CEO
On December 19, 2005, the Compensation Committee reviewed Mr. Hochstein’s compensation. Mr. Hochstein served as Chief Executive Officer of the Company until completion of the Denison Arrangement on December 1, 2006.
The Committee reviewed the Company’s primary corporate goals and objective of enhancing share value and evaluated the Chief Executive Officer’s performance in light of such goals and objectives, taking in account industry conditions and financial market conditions during the year. The Committee determined that it was appropriate to recommend to the Board that the Chief Executive Officer receive a ten percent salary increase from C$200,000 to C$220,000 per annum effective January 1, 2006 and that the Chief Executive Officer be awarded a cash bonus equal to $14,598, being the equivalent of one month’s salary. This bonus payment was consistent with the Company-wide bonus paid at the same time equal to one month’s salary for all officers and senior managers in recognition of the positive developments in the Company’s business and individual performance.
The Compensation Committee met again prior to the completion of the Denison Arrangement and passed a resolution with effect December 1, 2006, recommending to the Board that the Chief Executive Officer receive a cash bonus equal to $200,000, in recognition of the successful completion of the Denison Arrangement. At that time, the Committee also considered Mr. Farmer’s salary upon his appointment to the position of Chief Executive Officer on December 1, 2006, as Mr. Hochstein assumed the position of President and Chief

Operating Officer. The Committee determined and recommended to the Board that the salary of C$400,000 being paid to Mr. Farmer by DMI was appropriate for the Company to adopt.
Stock Option Plan
Another component of the executive officers’ compensation is stock options. The Compensation Committee may from time to time grant stock options to executive officers under the Company’s Stock Option Plan. All grants of options are reviewed and approved by the Board. Grants of stock options are intended to emphasize the executive officers’ commitment to the Company’s growth and the enhancement of share value and to reward executive officers for the Company’s performance through appreciation in equity values. The grant of stock options, as a key component of the executive compensation package, enables the Company to attract and retain qualified executives. Options are generally reviewed annually and are granted to newly hired executive officers at the time of their initial employment. The amount and terms of outstanding options held by an executive are taken into account when determining whether and how new option grants should be made to the executive. The number of Common Shares which may be subject to option under the Stock Option Plan in favour of any one individual is limited under the terms of the Stock Option Plan and the limit cannot be increased without shareholder or regulatory approval. Grants to Named Executive Officers during the most recently completed financial year are disclosed in this Circular under the heading “Option/SAR Grants During the Most Recently Completed Financial Year” above.
Submitted on behalf of the Compensation Committee
W. Robert Dengler
Lukas H. Lundin
Paul F. Little

PERFORMANCE GRAPH
The following graph illustrates the comparison between the cumulative total shareholder return for C$100 invested in Common Shares, for Company’s five most recently completed financial years, as compared to the Toronto Stock Exchange S&P/the TSX Composite Index (the “TSX Index”) for the applicable period. The Common Share performance as set out in the graph does not necessary indicate future price performance.
Amounts below are stated in Canadian dollars.
COMPARISON OF RETURN(1) FOR COMPANY’S
FIVE MOST RECENTLY COMPLETED FINANCIAL YEARS

(1) Data supplied by the TSX

COMPENSATION OF DIRECTORS
Remuneration
Prior to December 1, 2006, none of the directors were compensated by the Company, nor its subsidiaries for their services in their capacity as directors, nor were any amounts paid to directors for committee participation or special assignments. All expenses incurred by directors in respect of their duties are reimbursed by the Company.
However, effective December 1, 2006, the Company pays an annual retainer to each director, other than Messrs. Farmer and Hochstein. Given the importance of attracting and retaining desirable board candidates, the Board approved a new compensation arrangement for directors effective December 1, 2006 upon the recommendation of the Compensation Committee. In making this recommendation, the Committee considered directors’ compensation offered by similar companies, its directors’ time commitments and the risks and responsibilities that the directors of the Company assume in keeping with the roles of the Board and the standing committees. The Committee also considered the compensation paid by DMI to its directors.
As approved by the Board, the annual retainer paid to each director is C$15,000. Denison also commenced paying special fees to certain members of its Board starting December 1, 2006: namely, the Chairman of the Board, who receives a special fee of C$5,000, and the Chair of the Audit Committee, who receives a special fee of C$4,000 per annum.
Effective December 1, 2006, the Company also pays meeting fees to its directors, other than Messrs. Farmer and Hochstein. The attendance fee for Board meetings and committee meetings is C$1,200 for personal attendance and C$800 for attendance by phone.
During the year ended December 31, 2006, the following aggregate amounts were paid to each director:

	Cash Compensation
Name	Paid in Financial Year(4)
John H. Craig	$1,808
W. Robert Dengler	$35,450	(5)
Brian D. Edgar	$1,808
E. Peter Farmer(1)	Nil
Ron F. Hochstein(1)	Nil
David C. Frydenlund(6)	Nil
Paul F. Little	$33,848	(5)
Lukas H. Lundin(2)	$2,881
William A. Rand	$2,513
Roy J. Romanow, P.C., O.C., Q.C.	$23,457	(5)
Catherine J. G. Stefan(3)	$36,508	(5)
Eira M. Thomas(6)	Nil

Notes:

(1)	Mr. Farmer and Mr. Hochstein, as officers of the Company, are not compensated as directors.

(2)	Mr. Lundin serves as Chairman on the Board.

(3)	Ms Stefan serves as Chair of the Audit Committee.

(4)	Compensation was paid in C$ and translated into US$ using an average annual exchange rate of 1.134 for 2006.

(5)	Includes amounts paid by DMI in from January 1 to November 30, 2006.

(6)	Mr. Frydenlund and Ms Thomas resigned as directors of the Company on December 1, 2006.

Stock Option Plan
To encourage directors to align their interests with shareholders, directors are granted incentive stock options pursuant to the Stock Option Plan, from time to time. The following table sets forth information concerning individual grants of options to purchase Common Shares of the Company made during the most recently completed financial year to the directors of the Company (excluding the Named Executive Officers).

		% of Total Options
	Securities	Granted to	Exercise	Market Value
Name of Director	Under	All Employees	Or	on
and Position as at	Options	In the	Base Price (2)	Date of Grant	Date of
Financial Year-End	Granted(1)	Financial Year	(C$)	(C$)	Grant	Expiration Date
John H. Craig	20,000	0.45%	$10.78	$10.78	December 8, 2006	December 7, 2009
W. Robert Dengler	20,000	0.45%	$10.78	$10.78	December 8, 2006	December 7, 2009
Brian D. Edgar	20,000	0.45%	$10.78	$10.78	December 8, 2006	December 7, 2009
Paul F. Little	20,000	0.45%	$10.78	$10.78	December 8, 2006	December 7, 2009
Lukas H. Lundin	20,000	0.45%	$10.78	$10.78	December 8, 2006	December 7, 2009
William A. Rand	20,000	0.45%	$10.78	$10.78	December 8, 2006	December 7, 2009
Roy J. Romanow, P.C., O.C., Q.C.	20,000	0.45%	$10.78	$10.78	December 8, 2006	December 7, 2009
Catherine J.G. Stefan	20,000	0.45%	$10.78	$10.78	December 8, 2006	December 7, 2009

(1)	The options are fully exercisable on the date of grant.

(2)	The exercise price of stock options is determined by the Board but shall in no event be less than the market price of the Common Shares of the Company as traded on the TSX on the day prior to the date of grant. The Company’s practice is to price all incentive options at market or above, without discount.
The following table sets forth each option exercised during the most recently completed financial year by directors of the Company (excluding the Named Executive Officers) and the financial year end value of unexercised options on an aggregated basis.
AGGREGATED OPTIONS/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED
FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION/SAR VALUES
Amounts below are stated in Canadian dollars.

				Value of
				Unexercised in-the-
			Unexercised	Money Options/SARs
			Options/SARs	at
			at	Fiscal Year
			Fiscal Year End	End
	Securities Acquired	Aggregate	(#)	Exercisable/
	on Exercise	Value Realized	Exercisable/	Unexercisable
Name	(#)	(C$) (1)	Unexercisable	(C$) (2)
(a)	(b)	(c)	(d)	(e)
John H. Craig	Nil	N/A	20,000/Nil	$20,400
W. Robert Dengler(3)	Nil	N/A	164,000Nil	$1,268,218
Brian D. Edgar	Nil	N/A	120,000/Nil	$682,400
Paul F. Little(3)	Nil	N/A	192,800Nil	$1,544,040
Lukas H. Lundin	270,000	$2,178,900	20,000/Nil	$20,400
William A. Rand	100,000	$807,000	20,000/Nil	$20,400
Roy J. Romanow, P.C., O.C., Q.C.(3)	Nil	N/A	175,520/Nil	$1,058,556
Catherine J. G. Stefan(3)	Nil	N/A	175,520/Nil	$1,266,596

(1)	Based on the difference between the closing price of the Company’s Common Shares as traded on the TSX on the date of exercise and the exercise price of the related options.

(2)	Based on the closing price of the Common Shares of the Company on the TSX on December 29, 2006 of C$11.80.

(3)	Ms Stefan and Messrs. Dengler, Little and Romanow each received a grant of options on May 18, 2006 while a director of DMI under the DMI Plan which, as a result of the Denison Arrangement, is now vested and entitle each of them to acquire Common Shares. The restated terms of these options are: (i) for Mr. Romanow, 40,320 at C$5.024, expiring May 17, 2016 and for Ms Stefan and Messrs. Dengler and Little, 57,600 at C$5.024, expiring May 17, 2016. Mr. Romanow received a smaller grant since he joined the DMI board one year after Ms Stefan and Messrs. Dengler and Little.
Compensation for Services
During the 15 months ended December 31, 2006, the law firm of Cassels Brock & Blackwell LLP of which Mr. John H. Craig is a partner, was paid $292,000 for legal services rendered as solicitors for the Company.
Pursuant to the terms of a services agreement between the Company and Namdo Management Services Ltd., a private corporation owned by Mr. Lundin, the Chairman of the Company, the Company paid Namdo the sum of $237,000 for certain corporate and administrative services. Namdo has approximately 12 employees and provides administrative and financial services to a number of public companies. Accordingly, there is no basis for allocating the amounts paid by Namdo to Mr. Lundin in respect of services provided to the Company by Mr. Lundin.
No other director was compensated either directly or indirectly by the Company and its subsidiaries during the most recently completed financial year for services as consultants or experts.
SECURITIES AUTHORIZED
FOR ISSUANCE UNDER EQUITY COMPENSATION STOCK OPTION PLAN
The following table shows as at December 31, 2006 compensation plans under which equity securities are authorized for issuance from treasury.
Equity Compensation Plan Information

Number of Securities
Remaining Available for
	Number of Securities to be	Weighted-Average Exercise	Future Issuance under
	Issued Upon Exercise of	Price of Outstanding	Equity Compensation Plans
	Outstanding Options	Options	(excluding securities
Plan Category	(a)	(b)	reflected in column (a))(2)
Equity compensation plans approved by the shareholders(1)	6,648,315	C$6.23	8,556,268
Equity compensation plans not approved by the shareholders	N/A	N/A	N/A

Notes:

(1)	Reference is made to the disclosure regarding the Company’s Stock Option Plan in Note 16 in the Consolidated Financial Statements for the 15 Months Ended December 31, 2006 available on the SEDAR website at www.sedar.com. As part of the Denison Arrangement, the Company assumed the DMI Plan. See the discussion under heading the “the DMI Plan” in this Circular.

(2)	Based on 178,142,682 Common Shares outstanding on December 31, 2006. The aggregate number of Common Shares that may be issued pursuant to the Stock Option Plan, as amended, may not exceed ten percent of the number of Common Shares outstanding at the time of grant, subject to a maximum of 20,000,000. As at December 31, 2006, 9,258,000 options had been granted (less cancellations) since the Stock Option Plan’s inception in 1997. No additional options can be issued under the DMI Plan.

STATEMENT OF CORPORATE GOVERNANCE PRACTICE
Presented by the Corporate Governance and Nominating Committee
This statement of corporate governance practices is made with reference to National Policy 58-201, Corporate Governance Guidelines and National Instrument 58-101, Disclosure of Corporate Governance Practices (collectively, the “Governance Guidelines”) of the Canadian Securities Administrators (“CSA”).
Major securities regulatory changes in the United States affecting the Company have come into effect over the last several years. Many of these changes arise from the Sarbanes-Oxley Act of 2002 (“SOX”), and subsequent rules and regulations issued by the United States Securities and Exchange Commission.
The Corporate Governance and Nominating Committee has closely monitored the various changes and proposed changes in the regulatory environment and, where applicable, amended its governance practices to align with these changes that are currently in effect.
In accordance with the Governance Guidelines, the Company has chosen to disclose its system of corporate governance in this Circular. The following text sets forth the steps taken by the Company in order to comply with the Governance Guidelines and its system of corporate governance now in force.
The Board has considered the relationship and status of each director. The Board currently consists of ten directors, a majority of whom are independent.
Messrs. Farmer and Hochstein are not independent as executive officers of the Company. Mr. Lundin, Chairman of the Board, may not be considered independent due to his involvement in management of the Company. Mr. John H. Craig qualifies under the Governance Guidelines as an independent director; however, he may not be considered to be independent for the purposes of sitting on the Company’s Audit Committee as he is a partner in a law firm that provides legal services to the Company.
The remaining directors do not have any material business relationships with the Company, and are therefore considered independent under the Governance Guidelines, and are otherwise independent under MI 52-110 for purposes of sitting on the Company’s Audit Committee.
Several of the directors of the Company serve as directors of other reporting issuers. Currently, the following directors serve on the boards of directors of other public companies as listed below:

Director	Public Company Board Membership
John H. Craig	Atacama Minerals Corp. (TSX-V), Canadian Gold Hunter Corp. (TSX), Consolidated HCI Holdings Corp. (TSX), Lundin Mining Corporation (TSX/SSX), Tenke Mining Corp. (TSX), Tanganyika Oil Company Ltd. (TSX-V/SSX)

W. Robert Dengler	Dynatec Corporation (TSX), IAMGold Corporation (TSX)

Brian D. Edgar	Dome Ventures Corporation (TSX-V), Lexacal Investment Corp. (TSX-V), Lundin Mining Corporation (TSX/SSX), Pearl Exploration and Production Ltd. (TSX-V), Pender Financial Group Corporation (TSX-V), Red Back Mining Inc. (TSX), White Knight Resources Ltd. (TSX-V),

Ron F. Hochstein	Atacama Minerals Corp. (TSX-V), Fortress Minerals Corp. (TSX-V), JNR Resources Inc. (TSX-V), Santoy Resources Ltd. (TSX-V)

Paul F. Little	EGI Financial Holdings Inc. (TSX), Nautilus, Inc. (NYSE), Pure Energy Services Ltd. (TSX), World Point Terminals Inc. (TSX)

Lukas H. Lundin	Atacama Minerals Corp. (TSX-V), Canadian Gold Hunter Corp. (TSX), Lundin Mining Corporation (TSX/SSX), Lundin Petroleum AB (SSX), Pearl Exploration and Production Ltd. (TSX-V), Red Back Mining Inc. (TSX), Tanganyika Oil Company Ltd. (TSX-V/SSX), Tenke Mining Corp. (TSX), Vostok Nafta Investment Ltd. (SSX)

Director	Public Company Board Membership
William A. Rand	Canadian Gold Hunter Corp. (TSX), Dome Ventures Corporation (TSX-V), Lexacal Investment Corp. (TSX-V), Lundin Mining Corporation (TSX/SSX), Lundin Petroleum AB (SSX), Pender Financial Group Corporation (TSX-V), Tanganyika Oil Company Ltd. (TSX-V/SSX), Tenke Mining Corp. (TSX), Vostok Nafta Investment Ltd. (SSX)

Legend:
TSX     =  Toronto Stock Exchange
TSX-V   =  TSX Venture Exchange
SSX     =  Stockholm Stock Exchange
Mandate of the Board
The Board has adopted a mandate which acknowledged its stewardship responsibilities. The Board’s principal responsibilities are to supervise and evaluate management, to oversee the conduct of the Company’s business, to set policies appropriate for the business of the Company and to approve corporate strategies and goals. The Board is to carry out its mandate in a manner consistent with the fundamental objective of enhancing shareholder value.
In discharging its stewardship over the Company, the Board has undertaken the following specific duties and responsibilities: (i) satisfying itself as to the integrity of the Chief Executive Officer and other executive officers and that there is a culture of integrity throughout the Company; (ii) approving, supervising and providing guidance to management on the Company’s strategic planning process; (iii) identifying the principal risks of the Company’s business and ensuring management’s implementation and assessment of appropriate risk management systems; (iv) ensuring that the Company has highly qualified management and adequate and effective succession plans for senior management; (v) overseeing the Company’s communications policy with its shareholders and with the public generally; (vi) assessing directly and through its Audit Committee, the integrity of the Company’s internal control and management information systems; and (vii) providing for the independent functioning of the Board.
To assist the Board in its responsibilities, the Board has established four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Environment, Health and Safety Committee. Each committee has a written mandate and reviews its mandate annually.
Board Independence
The Board believes that adequate structures and processes are in place to facilitate the functioning of the Board independently of management. Each of the Audit Committee and Corporate Governance and Nominating Committee are entirely composed of directors who are independent within the meaning of the Governance Guidelines, and the Compensation Committee and the Environment, Health and Safety Committee are each composed of a majority of directors who are independent within the meaning of the Governance Guidelines. In addition, it is common practice for the Chairman to delegate the chair to Mr. Paul Little, the Lead Director, during Board meetings.
The Board regularly sets aside a portion of each meeting to meet without management and non-independent directors present. In addition, the mandates of the Board and the Corporate Governance and Nominating Committee require procedures be implemented at such times as are desirable or necessary to enable the Board to function independently of management and to facilitate open and candid discussion among its independent directors. Furthermore, individual directors may, in appropriate circumstances and with the authorization of the applicable committee of the Board or the Chairman, engage independent advisors at the expense of the Company.
The Board recently appointed Mr. Paul F. Little, an independent director, as Lead Director to act as effective leader of the Board, to ensure that the Board’s agenda will enable it to successfully carry out its duties, and to provide leadership for the Board’s independent directors.

Orientation and Continuing Education
The Board encourages directors and senior management to participate in appropriate professional and personal development activities, courses and programs, and supports management’s commitment to the training and development of all permanent employees. In addition, the Chief Executive Officer reviews with each new Board member: (i) information and materials regarding the nature and operations of the Company’s business, including the role of the Board, its committees and directors; (ii) the legal obligations of a director of the Company; and other matters required to be addressed under any orientation and education program required for new recruits to the Board. The Company’s outside legal counsel also provides directors and senior officers of the Company with summary updates of any developments relating to the duties and responsibilities of directors and officers and to any other corporate governance matters. In addition, the Board will provide any further continuing education opportunities for all directors, where required, so that individual directors may maintain or enhance their skills and abilities as directors, as well as to ensure that their knowledge and understanding of the Company’s business remains current.
Ethical Business Conduct
The Company is committed to conducting its business in compliance with the law and the highest ethical standards. Accordingly, the Company has adopted a written Code of Ethics (the “Code”) applicable to directors, officers and all employees of the Company. Directors, officers or employees who have concerns or questions about violations of laws, rules or regulations, or of the Code are required to report them to the Corporate Secretary or to the Chair of the Company’s Audit Committee. Following receipt of any complaints, the Corporate Secretary or Chair of the Audit Committee, as the case may be, will investigate each matter so reported and report to the Audit Committee. The Audit Committee will have primary authority and responsibility for monitoring compliance with and enforcing this Code, subject to the supervision of the Board of Directors. The Company encourages all directors, officers, and employees to report promptly any suspected violation of the Code to the Corporate Secretary or Chair of the Audit Committee. The Company does not tolerate any retaliation for reports or complaints regarding suspected violations of the Code that were made in good faith.
All directors, officers and employees have an obligation to act in the best interest of the Company. Any situation that presents an actual or potential conflict between a director, officer or employee’s personal interests and the interests of the Company are to be reported to the Chair of the Company’s Audit Committee.
The Code is available on the Company’s website and has been filed on and is accessible through SEDAR on the Company’s profile at www.sedar.com.
The Audit Committee has also established a Policy and Procedures for the Receipt, Retention and Treatment of Complaints Regarding Accounting, Internal Accounting Controls or Auditing Matters (the “Whistleblowing Policy”), to encourage employees, officers and directors to raise concerns regarding accounting, internal controls or auditing matters, on a confidential basis free from discrimination, retaliation or harassment.
Board Committees
The Board has established four committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Environment, Health and Safety Committee.
The Audit Committee
The Audit Committee is composed of three directors. Effective December 1, 2006, the members of the Audit Committee included: Paul F. Little, William A. Rand and Catherine Stefan, all of whom are independent and financially literate for the purposes of MI 52-110. All three are considered by the Company to have financial expertise within the meaning of SOX: Mr. Rand has a commerce degree with a major in accounting and a law degree, with extensive experience in corporate finance. Moreover, Mr. Rand has been actively involved as an audit committee member for many years on a number of public companies; Mr. Little is a Chartered

Accountant, with an MBA (Finance) and has held the position of Chief Financial Officer for several companies; and Ms Stefan is a Chartered Accountant, with a B. Comm. In addition, among responsibilities, she has held the position of Chief Operating Officer of a public company.
The Audit Committee oversees the accounting and financial reporting processes of the Company and its subsidiaries and all audits and external reviews of the financial statements of the Company, on behalf of the Board, and has general responsibility for oversight of internal controls, and accounting and auditing activities of the Company and its subsidiaries. All auditing services and non-audit services to be provided to the Company by the Company’s auditors are pre-approved by the Audit Committee. The Committee reviews, on a continuous basis, any reports prepared by the Company’s external auditors relating to the Company’s accounting policies and procedures, as well as internal control procedures and systems. The Committee is also responsible for examining all financial information, including annual and quarterly financial statements, prepared for securities commissions and similar regulatory bodies prior to filing or delivery of the same. The Audit Committee also oversees the annual audit process, the quarterly review engagements, the Company’s internal accounting controls, the Company’s Code and Whistleblowing Policy, any complaints and concerns regarding accounting, internal control or audit matters and the resolution of issues identified by the Company’s external auditors. The Audit Committee recommends to the Board the firm of independent auditors to be nominated for appointment by the shareholders. The Audit Committee meets a minimum of four times a year.
The Compensation Committee
The Compensation Committee is comprised of three directors, a majority of whom are independent directors within the meaning of the Governance Guidelines. Effective December 1, 2006, the Compensation Committee included W. Robert Dengler, Paul F. Little and Lukas H. Lundin. The Compensation Committee evaluates the Chief Executive Officer’s performance and establishes executive and senior officer compensation, determines the general compensation structure, policies and programs of the Company, including the extent and level of participation in incentive programs in conjunction with the Board, and delivers an annual report to shareholders on executive compensation. The Compensation Committee has also been mandated to review the adequacy and form of the compensation of directors and to ensure that such compensation realistically reflects the responsibilities and risk involved in being an effective director. The Compensation Committee meets at least annually.
The Environment, Health and Safety Committee
The Environment, Health and Safety Committee consists of three directors, the majority of whom are independent within the meaning of the Governance Guidelines. Effective December 1, 2006, the Environment, Health and Safety Committee included: John H. Craig, W. Robert Dengler and Ron F. Hochstein. Due to the complexity of the uranium exploration, mining and milling and radioactive waste recycle/disposal industry, the Board determined that it was appropriate that a member of management sit on the Environment, Health and Safety Committee to ensure that technical expertise is properly brought before the Committee. Accordingly, Mr. Hochstein, President and Chief Operating Officer, is a member of the Committee. The mining and milling industry, by its very nature, can have a significant impact on the natural environment. As a result, environmental planning and compliance must play an ever-increasing part in the operations of any company engaged in these activities. The Company takes these issues very seriously and has established the Environment, Health and Safety Committee to oversee the Company’s efforts to act in a responsible and concerned manner with respect to matters affecting the environment, health and safety. The Company’s Environment, Health and Safety Committee meets at least once in each quarter in which the Board holds a meeting.

The Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee consists of three directors, all of whom are independent within the meaning of the Governance Guidelines. Effective December 1, 2006, the Corporate Governance and Nominating Committee members included: John H. Craig, Brian D. Edgar and Roy J. Romanow. The Corporate Governance and Nominating Committee is responsible for developing and monitoring the Company’s approach to corporate governance issues. The Committee oversees the effective functioning of the Board, oversees the relationship between the Board and management, ensures that the Board can function independently of management at such times as is desirable or necessary, identifies individuals qualified to become new Board members and recommends to the Board the director nominees at each annual meeting of shareholders and, with the assistance of the Board and where necessary, develops an orientation and education program for new recruits to the Board. In identifying possible nominees to the Board, the Corporate Governance and Nominating Committee considers the competencies and skills necessary for the Board as a whole, the skills of existing directors and the competencies and skills each new nominee will bring to the Board, as well as whether or not each nominee will devote sufficient time and resources to the Board. The Corporate Governance and Nominating Committee also annually reviews and makes recommendations to the Board with respect to: (i) the size and composition of the Board; (ii) the appropriateness of the committees of the Board; and (iii) the effectiveness and contribution of the Board, its committees and individual directors, having reference to their respective mandates, charters and position descriptions. In addition, the Committee delivers an annual statement on corporate governance to the Board for inclusion in either the Company’s annual report or management proxy circular. The Corporate Governance and Nominating Committee meets at least annually.
Review of Adequacy and Form of Compensation of Directors
The extent and level of directors’ compensation is determined by the Board, as a whole, after considering the recommendations of the Compensation Committee, which has been mandated to review the adequacy and form of the compensation of directors and to ensure that such compensation realistically reflects the responsibilities and risk involved in being an effective director.
Position Descriptions of Management and the Board
The Board, together with the Company’s Chief Executive Officer, has developed position descriptions for the Board, the Chair of the Board, the Chairs of Board Committees and for the Chief Executive Officer, including the definition of the limits to management’s responsibilities. Under these position descriptions, the Board has delegated the day-to-day management of the business and affairs of the Company to executive officers of the Company, subject to the extent and limits defined by the Board. Generally, operations in the ordinary course or that are not in the ordinary course and do not exceed material levels of expenditures or commitment on the part of the Company have been delegated to management. Decisions relating to matters that are not in the ordinary course and that involve material expenditures or commitments on the part of the Company generally require prior approval of the Board. As the Board has plenary power, any responsibility which is not delegated to management or a Board committee remains with the Board. The Chief Executive Officer reviews corporate objectives with the Board on a quarterly basis. In this manner, the Board approves or develops the corporate objectives which the Chief Executive Officer is responsible for meeting.
Shareholder Communications
The Board has put structures in place to ensure effective communication between the Company, its shareholders and the public. The Company has established an investor relations and corporate development procedure where shareholder concerns are dealt with on an individual basis, usually by providing requested information. Significant shareholder concerns are brought to the attention of management or the Board. Shareholders are informed of developments in the Company by the issuance of timely press releases which are concurrently posted to the Company’s website.
Under its mandate, the Board is required to oversee the Company’s communications policy. The Board monitors the policies and procedures that are in place to provide for effective communication by the Company with its shareholders and with the public generally, including effective means to enable shareholders to communicate with senior management and the Board. The Board also monitors the policies and procedures that are in place to ensure a strong, cohesive, sustained and positive image of the Company with shareholders, governments and the public generally.
Attendance Record
Below is the attendance record of each director for all Board and Committee meetings held during the 2006 calendar year. Upon completion of the Denison Arrangement, all of the committees of the Board were reconstituted effective December 1, 2006. The current composition of each committee is discussed under the heading “Statement of Corporate Governance – Board Committees”.

			BOARD COMMITTEES
	Board		Audit		Comp(1)		E, H& S(2)		Gov(3)
Directors	8 meetings		5 meetings		2 meetings		3 meetings		2 meetings
	No.	%	No.	%	No.	%	No.	%	No.	%
John H. Craig(7)	8 of 8	100	—	—	2 of 2	100	3 of 3	100	2 of 2	100
W. Robert Dengler(4,7,8)	1 of 1	100	—	—	1 of 1	100	—	—	—	—
Brian D. Edgar(6,9)	8 of 8	100	4 of 4	100	—	—	—	—	1 of 1	100
E. Peter Farmer(4)	1 of 1	100	—	—	—	—	—	—	—	—
David C. Frydenlund(5)	7 of 7	100	—	—	—	—	3 of 3	100	—	—
Ron F. Hochstein(8)	8 of 8	100	—	—	—	—	—	—	—	—
Paul F. Little(4,6 7)	1 of 1	100	1 of 1	100	1 of 1	100	—	—	—	—
Lukas H. Lundin	7 of 8	88	—	—	2 of 2	100	—	—	—	—
William A. Rand(7,9)	6 of 8	75	5 of 5	100	1 of 1	100	—	—	1 of 1	100
Roy J. Romanow(4,9)	1 of 1	100	—	—	—	—	—	—	1 of 1	100
Catherine J.G. Stefan(4,6)	1 of 1	100	1 of 1	100	—	—	—	—	—	—
Eira M. Thomas(5)	5 of 7	71	4 of 5	80	—	—	3 of 3	100	1 of 1	100

(1)	Compensation Committee

(2)	Environment, Health and Safety Committee

(3)	Corporate Governance and Nominating Committee

(4)	This director joined the Board on December 1, 2006 upon completion of the Denison Arrangement.

(5)	Mr. Frydenlund and Ms Thomas retired from the Board and their respective committee positions on December 1, 2006, upon completion of the Denison Arrangement.

(6)	Mr. Edgar resigned from the Audit Committee effective December 1, 2006 and Mr. Little and Ms Stefan joined the Audit Committee on December 1, 2006.

(7)	Messrs. Craig and Rand resigned from the Compensation Committee effective December 1, 2006 and Messrs. Dengler and Little joined the Compensation Committee on December 1, 2006.

(8)	Messrs. Dengler and Hochstein joined the Environment, Health and Safety Committee on December 1, 2006.

(9)	Mr. Rand resigned from the Corporate Governance and Nominating Committee effective December 1, 2006, and Messrs. Edgar and Romanow joined the Corporate Governance and Nominating Committee on December 1, 2006.

Shareholders, employees or other interested parties may communicate directly with the Chairman of the Board, the Lead Director and other independent directors by writing c/o the Corporate Secretary, Denison Mines Corp., 595 Bay Street, Suite 402, Toronto, Ontario M5G 2C2.
Presented by the Corporate Governance and Nominating Committee:
John H. Craig
Brian D. Edgar
Roy J. Romanow
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
As at the date of this Circular, no director, executive officer or employee or former director, executive officer or employee of the Company or any of its subsidiaries is indebted to the Company, or any of its subsidiaries, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company, or any of its subsidiaries.
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
Except as disclosed herein, since the commencement of the Company’s most recently completed financial year, no informed person of the Company, nominee for director or any associate or affiliate of an informed person or nominee, had any material interest, direct or indirect, in any transaction or any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries. An “informed person” means: (a) a director or executive officer of the Company; (b) a director or executive officer of a person or company that is itself an informed person or subsidiary of the Company; (c) any person or company who beneficially owns, directly or indirectly, voting securities of the Company or who exercises control or director over voting securities of the Company or a combination of both carrying more than 10% of the voting rights other than voting securities held by the person or company as underwriter in the course of a distribution; and (d) the Company itself, if and for so long as it has purchased, redeemed or otherwise acquired any of its Common Shares.
APPOINTMENT AND REMUNERATION OF AUDITOR
The Common Shares represented by the proxies solicited in respect of the Meeting on any ballot that may be called for, unless authority to do so is withheld, will be voted for the appointment of the firm of PricewaterhouseCoopers LLP (“PWC”), Chartered Accountants, as the auditor of the Company to hold office until the next annual general meeting, and to authorize the directors to fix the remuneration of the auditors. PWC have been the auditors of the Company since May 9, 1997. PWC were the auditors for DMI prior to the Denison Arrangement.
MANAGEMENT CONTRACTS
Management functions of the Company are substantially performed by directors or executive officers of the Company and not, to any substantial degree, by any other person with whom the Company has contracted.

OTHER BUSINESS
Management is not aware of any matters to come before the Meeting other than those set forth in the Notice of Meeting. If any other matter properly comes before the Meeting it is the intention of the persons named in the Proxy to vote the Common Shares represented thereby in accordance with their best judgment on such matter.
ADDITIONAL INFORMATION
Additional information relating to the Company is available on the SEDAR website under the Company’s profile at www.sedar.com. Financial information related to the Company is contained in the Company’s financial statements and related management’s discussion and analysis. Copies of the Company’s 2006 Annual Report containing the Company’s consolidated financial statements for its 15 months ended December 31, 2006 and the Company’s 2006 Annual Information Form and Form 40-F may be obtained by writing to the Corporate Secretary of the Company at Atrium on Bay, 595 Bay Street, Suite 402, Toronto, Ontario M5G 2C2 or may be accessed on the Company’s website at www.denisonmines.com or www.sedar.com.
BOARD APPROVAL
The contents and the sending of this Circular have been approved by the Directors of the Company.
DATED as of the 9th day of March 2007
Sheila Colman
Canadian Counsel and Corporate Secretary